Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-194926 on Form S-3ASR and Registration Statements No. 333-97813, No. 333-133976, No. 333-159129, No. 333-192029 and No. 333-195772 each on Form S-8 of our reports dated March 2, 2015, relating to the consolidated financial statements and financial statement schedule  of McDermott International, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in the Company’s method of accounting for defined benefit pension and other postretirement benefit plan costs) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of McDermott International, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 2, 2015